Exhibit 99.1

REPAY Adopts Limited Duration Stockholder Rights Plan

Board Takes Action to Protect the Best Interests of All Stockholders

in Response to Rapid Stock Accumulation

ATLANTA—(BUSINESS WIRE)— April 14, 2026— Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY” or the “Company”), a leading provider of integrated payment processing solutions, today announced that its Board of Directors (the “Board”) has approved the adoption of a limited-duration stockholder rights plan (the “Rights Plan”) to protect the interests of all stockholders.

The Rights Plan is effective immediately and will expire on April 13, 2027, unless the Rights are earlier redeemed or exchanged. The Board intends to seek stockholder approval for any extension of the Rights Plan beyond its term.

The Board adopted the Rights Plan in response to the significant accumulation of the Company’s common stock. The Rights Plan is designed to allow all stockholders the opportunity to realize the long-term value of their investment by protecting against the accumulation of negative or actual control through open market purchases or other coercive tactics without appropriately compensating the Company’s stockholders or allowing the Board sufficient time to make informed judgments.

About the Rights Plan

The Rights Plan is similar to plans adopted by other publicly traded companies and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interests of the Company and its stockholders.

Pursuant to the Rights Plan, REPAY will issue, by means of a dividend, one preferred share purchase right for each outstanding share of Class A common stock to stockholders of record as of the close of business on April 24, 2026. Under the Rights Plan, the rights generally become exercisable if a person or group acquires beneficial ownership of 12.5% or more of the outstanding Class A common stock or if any existing stockholder that already beneficially owns 12.5% or more of the outstanding Class A common stock subsequently increases its ownership by one or more shares. In the event the rights become exercisable, each holder of a right (other than the person or group triggering the Rights Plan, whose rights will become void and will not be exercisable) will be entitled to purchase, at the purchase price, additional shares of Class A common stock at a significant discount to the then-current market price.

The Rights Plan includes a qualifying offer provision. If the Company receives a qualifying offer (as defined in the Rights Plan) that the Board has not exempted from the Rights Plan (or otherwise redeemed the rights) within 90 business days, stockholders holding at least 20% of the outstanding shares of Class A common stock may submit to the Board a demand directing the Board to submit the offer to a stockholder vote at a special meeting. This feature provides stockholders with a clear path to have a qualifying all-cash, fully financed offer considered and voted on, even if the Board has not redeemed the rights.

The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature. Further details about the Rights Plan will be contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity of electronic payments for clients, while enhancing the overall experience for consumers and businesses.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the impacts of the Rights Plan, future stockholder engagement and other statements identified by words such as “can,” “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “projection” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the Company’s control.

The factors disclosed in REPAY’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025 and those identified elsewhere in this communication could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information from persons other than REPAY, and REPAY disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Investor Relations

ir@repay.com

Media Contact: Phil Denning and Devin Broda, ICR

Phil.Denning@icrinc.com / Devin.Broda@icrinc.com